Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

by and among

AVASOFT, INC.

a California corporation,

AVALANCHE PRODUCTS, INC.

a California corporation

and

AVALANCHE PRODUCTS

SHAREHOLDERS

Dated as of February 7, 2007

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 7, 2007, by and among Avasoft, Inc., a California corporation (“Avasoft"), Avalanche Products, Inc., a California corporation (“Avalanche”), and each of the Avalanche Shareholders listed on Schedule 1 attached hereto (the "Avalanche Shareholders"), with reference to the following:

RECITALS

A.

This Agreement provides for Avasoft’s purchase of all of the issued and outstanding shares of capital stock of Avalanche, such that Avalanche is intended become a wholly-owned subsidiary of Avasoft, for the purchase price of $1.3 million to the Avalanche Shareholders set forth on Schedule 1.  $500,000 is intended to be paid within two weeks of closing and $800,000 is intended be paid in accordance with Avasoft sales of dairy cartridges.

B.

The board of directors of Avalanche and the board of directors of Avasoft have determined, subject to the terms and conditions set forth in this Agreement, that the transactions contemplated hereby are desirable and in the best interests of the parties hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF AVASOFT

As an inducement to and to obtain the reliance of Avalanche and Avalanche Shareholders, Avasoft represents and warrants as follows:

Section 1.1

Organization. Avasoft is a corporation duly organized, validly existing, and in good standing under the laws of California and has the corporate power and is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in any jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

Section 1.2

No Conflict With Other Instruments.

 To Avasoft’s knowledge, the execution of this Agreement and the consummation of the transactions contemplated by hereby will not result in the breach of any term or provision of, or constitute an event of default under, any material contract, agreement or instrument to which Avasoft is a party or to which any of its properties or operations are subject.

Section 1.3

Compliance With Laws and Regulations.  To Avasoft's knowledge, Avasoft has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or financial condition of Avasoft or would not result in Avasoft's incurring any material liability.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF AVALANCHE AND AVALANCHE SHAREHOLDERS

As an inducement to, and to obtain the reliance of Avasoft, Avalanche and the Avalanche Shareholders, jointly but not severally, represent and warrant as follows:

Section 2.1

Organization.

Avalanche is a corporation duly organized, validly existing and in good standing under the laws of California and has the corporate power and is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it plans to conduct.  The execution, delivery and performance of this Agreement do not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Avalanche 's Articles of Incorporation or Bylaws.    Avalanche has full power, authority and legal right and has taken all action required by law, its Articles of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2

Capitalization.

The authorized capitalization of Avalanche consists of 1,000,000 shares of Common Stock, $.0001 par value, of which 371,250 shares (the “Avalanche Shares”) are presently, and will be immediately prior to the Closing, issued and outstanding.  Avalanche has no preferred shares issued or authorized.  The Avalanche Shareholders are the sole beneficial and record owners of the Avalanche Shares, and such Avalanche Shareholders presently have and at the Closing will have the unqualified right to transfer and dispose of such Avalanche Shares.  All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.

Section 2.3

Options and Warrants.  There are no outstanding options, warrants, calls, convertible securities, or rights of any kind to acquire any securities of Avalanche.

Section 2.4

Subsidiaries.

Avalanche does not own directly or indirectly, any capital stock or have any interest in any corporation, partnership or other form of business organization.

Section 2.5

Liabilities.  Except as set forth in Schedule 2.5, Avalanche has no liabilities or obligations (whether known or unknown, contingent or absolute, matured, unmatured or otherwise) that are not reflected or reserved against in financial statements disclosed to Avasoft, including, without limitation, any liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

Section 2.6

Absence of Certain Changes or Events.   Except as set forth in Schedule 2.6, since inception:

(a)

Avalanche has not:  (i) amended its Articles of Incorporation or Bylaws; (ii) waived any rights of value which individually or in the aggregate are material considering the business of Avalanche; or (iii) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(b)

Avalanche has not:  (i) granted or agreed to grant any options, warrants or other rights for its certificates, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been canceled as of the Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and (iii) amended, modified or terminated any customer, supplier, licensing, or other material agreement or arrangement between Avalanche and any third party.

(c)

Avalanche has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or financial condition of Avalanche.

Section 2.7

Litigation and Proceedings.

There are no actions, suits, proceedings or investigations pending or, to Avalanche’s best knowledge, threatened by or against Avalanche, affecting Avalanche or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations or financial condition of Avalanche.

Section 2.8

No Conflict With Other Instruments.

 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute an event of default under, any contract, agreement or instrument to which Avalanche is a party or to which any of its properties or operations are subject.

Section 2.9

Contracts.  Schedule 2.9(a) lists all of the material contracts, including all amendments, of Avalanche (“Material Contract”).  True and complete copies (including all amendments) of each Material Contract have been provided to Avasoft or its representatives.

Except as disclosed in Schedule 2.9(b): (i) to Avalanche’s knowledge, each Material Contract is the legal, valid obligation of Avalanche which is a party thereto, and, any other Person party thereto, binding and enforceable against Avalanche and, any other Person party thereto, in accordance with its terms; (ii) no Material Contract has been terminated, and neither Avalanche nor, any other Person is in breach or default thereunder, and no event has occurred that with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification in any manner adverse to Avasoft or acceleration thereunder; (iii) no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract; (iv) there are no waivers regarding any Material Contract that have not been disclosed in Schedule 2.9(b); and (v) the Material Contracts are sufficient for Avalanche to be able to carry on its business in the manner intended.

Section 2.10

Authorizations; Permits; Licenses.  Avalanche has all licenses, franchises, permits or other governmental authorizations legally required to enable Avalanche to conduct its business as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution, delivery and performance by Avalanche of this Agreement and the consummation of Avalanche of the transactions contemplated hereby.

Section 2.11

Compliance With Laws and Regulations.  Avalanche has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or financial condition of Avalanche or would not result in Avalanche's incurring any material liability.

Section 2.12

Authority.

Avalanche and each of the Avalanche Shareholders has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all of the Avalanche Shareholders and the board of directors of Avalanche and no other corporate or other proceedings on the part of Avalanche or the Avalanche Shareholders are necessary to authorize this Agreement and the transactions contemplated hereby.

Section 2.13

Intellectual Property.  Schedule 2.13 hereto sets forth a true and complete list of all (i) trademarks, service marks and tradenames, and the federal, state and foreign registrations and applications thereof (“Trademarks”), (ii) patents and patent applications and extensions and renewals thereof (“Patent Rights”), (iii) registered copyrights and copyright applications and renewals thereof (“Copyrights”), (iv) trade secrets and other proprietary information (“Trade Secrets”) and (v) licenses held with respect to any trademark, service mark, trade name, patent or copyright (other than shrink-wrap licenses relating to generally available software) (“License Rights”) held by Avalanche.  All Trademarks, Patent Rights, Copyrights, License Rights and Trade Secrets (“Intellectual Property”) of Avalanche that are owned by Avalanche are owned free and clear of any and all licenses, liens, claims, security interests, charges or other encumbrances or restrictions of any kind, except as reflected on Schedule 2.13 and no licenses for the use of any of such rights have been granted by the Company to any third parties, except as reflected in Schedule 2.13 attached hereto.  All of such rights are valid, enforceable and in good standing and are reasonably sufficient and appropriate for the conduct of the business of Avalanche as currently and proposed to be conducted.  The Closing and the consummation of the other transactions contemplated hereby will not adversely affect any rights of Avalanche in the Intellectual Property of Avalanche.  To Avalanche’s Knowledge, the operation of Avalanche does not infringe in any way on or conflict with any registered or unregistered patent, trademark, trade name, copyright, trade secret, contract, license or other right, of any person, and Avalanche does not license any such right from others except as set forth on Schedule 2.13.  No claim is pending or, to the knowledge of Avalanche, threatened or has been made within the past five years, to the effect that any such infringement or conflict has occurred.  No other Intellectual Property, other than Intellectual Property owned or licensed by Avalanche, is required by it for its business as conducted prior to the date hereof.  Avalanche has no knowledge of any infringement by any third parties upon any of the Intellectual Property of Avalanche.

Section 2.14

Information.

The information concerning Avalanche as set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III

CLOSING

Section 3.1

Delivery of Avalanche Shares.  At the Closing, the holders of Avalanche Shares (or any other outstanding security of Avalanche, including, but not limited to, options, warrants, conversion rights or other equity interests) shall deliver to Avasoft: certificates or other documents evidencing all of the issued and outstanding Avalanche Shares (and any other outstanding security of Avalanche, including, but not limited to, options warrants, conversion rights or other equity interests), duly endorsed in blank or with executed powers attached thereto in transferable form,  such that Avalanche  shall become a wholly owned subsidiary of Avasoft as of the Closing.

Section 3.2

Cash Payment.  In exchange for all of the Avalanche Shares delivered to Avasoft pursuant to Section 3.1 above, Avasoft shall pay $500,000 to the Avalanche Shareholders, pro rata in accordance with the number of Avalanche Shares held.  Avasoft shall issue a company check to the Avalanche Shareholders, with each such Avalanche Shareholder to receive that amount of cash set forth opposite such Avalanche Shareholder’s name on Schedule I hereto.

Section 3.3

Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 am Pacific Time at the offices of Richardson & Patel LLP, 10900 Wilshire Blvd, Suite 500, Los Angeles, California be on or before February 7, 2007 or on such other date as may be mutually agreed upon by the parties (the “Closing Date”).

Section 3.4

Additional Payment.  As additional consideration for Avalanche Shares, the Company shall make additional payments up to $800,000 to the Avalanche Shareholders based upon the number of dairy cartridges sold by the Company to bona fide third party customers.  The Company shall pay the remaining $800,000 of the Purchase Price to the Avalanche Shareholders as Avasoft sells cartridges.  The Company shall pay a portion of this consideration each quarter based on sales such that for every 250,000 cartridges sold, the Company shall pay the Avasoft Shareholders an aggregate of $8,000.  If the Company sells a cumulative amount of at least twenty five million (25,000,000) cartridges (“Target Number of Sales”) after Closing, it shall pay the Avalanche Shareholders the full cumulative amount of $800,000.

Commencing at the end of the calendar quarter ended September 30, 2007 (“2007 Third Quarter”) and each calendar quarter thereafter (or as soon as the Company sells 25 million cartridges, whichever is sooner), the Company shall calculate the amount of cartridges sold since the end of prior quarterly period (except for the 2007 Third Quarter, in which the Company shall calculate the amount of cartridges sold since the Closing) less any returns (“Number of Cartridges Sold in Quarter”).  With respect to sales in such period, the Company shall pay the Avalanche Shareholders an amount equal to the Number of Cartridges Sold in Quarter divided by the Target Number of Sales multiplied by $800,000.  This amount shall be paid on a pro rata basis according to the number of Avalanche Shares originally held within 45 days of the end of such calendar quarter.  Notwithstanding the foregoing, this bonus payment shall terminate when the Company has paid the Avalanche Shareholders an aggregate of $800,000.

ARTICLE IV

DIRECTORS

Section 4.1

Directors of Avalanche After Acquisition.  At or following the Closing, the Avalanche directors shall resign and shall appoint new directors to the Board of Directors selected by Avasoft.

ARTICLE V

SPECIAL COVENANTS

Section 5.1

Access to Properties and Records.  Prior to the Closing, Avalanche will afford to the officers and authorized representatives of Avasoft the full access to the properties, books and records of Avalanche, in order that Avasoft may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Avalanche, and will furnish Avasoft with such additional financial and operating data and other information as to the business and properties of Avalanche as Avasoft shall from time to time reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF AVASOFT

The obligations of Avasoft under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

Section 6.1

Accuracy of Representations.

The representations and warranties made by Avalanche in this Agreement were true when made and shall be true at the Closing with the same force and effect as if such representations and warranties were made at the Closing (except for changes therein permitted by this Agreement), and Avalanche shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Avalanche prior to or at the Closing.

Section 6.2

Corporate Approval.

All of the directors and, if necessary, the holders of the majority of the issued and outstanding shares of voting stock of Avalanche shall have approved this Agreement and the transactions contemplated hereby.

Section 6.3

Officer's Certificate.

Avasoft shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Avalanche to the effect that:  (a) the representations and warranties of Avalanche set forth in the Agreement and in all Schedules and other documents furnished in connection herewith are in all material respects true and correct as of the Closing; (b) Avalanche has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of Closing; (c) since the date of this Agreement, and other than as disclosed by Avalanche pursuant hereto, Avalanche  has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and  (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Avalanche, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not otherwise disclosed herein, by or against Avalanche which might result in any material adverse change in any of the assets, properties, business or operations of Avalanche .

Section 6.4

No Material Adverse Change.

Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Avalanche.

Section 6.5

Other Items.

Avasoft shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Avasoft may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF AVALANCHE

The obligations of Avalanche under this Agreement are subject to the satisfaction, at or before the Closing (unless otherwise indicated herein), of the following conditions:

Section 7.1

Accuracy of Representations.

The representations and warranties made by Avasoft in this Agreement were true when made and shall be true as of the Closing (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing, and Avasoft shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Avasoft prior to or at the Closing.

Section 7.2

Director Approval.  The board of directors of Avasoft shall have approved this Agreement and the transactions contemplated hereby.

Section 7.3

No Material Adverse Change.

 Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations or nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Avasoft.

Section 7.4

Other Items.

Avalanche shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Avalanche may reasonably request.

ARTICLE VIII

MISCELLANEOUS

Section 8.1

Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

Section 8.2

Notices.  Any notices or other communications required or permitted hereunder shall be deemed sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Avasoft:

John Quereto

Avasoft, Inc.

Vice President

2206 Plaza Drive, Suite 100

Rocklin, California 95765

Phone: (916) 771-0900

Fax:    (916) 771-2233

If to Avalanche :

Mr. James Wheeler

Avalanche Products, Inc.

Chief Executive Officer

2206 Plaza Drive, Suite 100

Rocklin, California 95765

Phone: (916) 771-0900

Fax:    (916) 771-2233

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have given as of  the date so delivered, mailed or telegraphed.

Section 8.3

Attorneys' Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.4

Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 8.5

Survival; Termination.  The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for six (6) months from the Closing Date.

Section 8.6

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.7

 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.8

Incorporation of Recitals.  All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

Section 8.9

Expenses.  Each party hereto shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions contemplated hereby and the preparation hereof.

Section 8.10

Headings; Context.  The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 8.11

Assignment.  This Agreement shall not be assigned by any party without the prior written consent of the other parties.

Section 8.12

Severability.

In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 8.13

Construction.  The language of this Agreement shall not be construed for or against any party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 8.14

Execution Knowing and Voluntary.  In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement;  (b) has been or has had the opportunity to be fully apprized by legal counsel of the effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be duly executed by their duly authorized representatives as of the date first above written.

AVASOFT, INC. By: _____________________________________ John Quereto, Chief Operating Officer	AVALANCHE PRODUCTS, INC. By: _____________________________________ James Wheeler, Chief Executive Officer
AVALANCHE SHAREHOLDER SIGNATURE _________________________________________ Print SSN or Taxpayer ID of Avalanche Products Shareholder	_________________________________________ Print Name of Avalanche Products, Inc. Shareholder
_________________________________________ Signature of Shareholder ___________ shares of Avalanche Products common stock held State of Shareholder’s Residence: _____________
_________________________________________ Print Name of Joint Shareholder (if applicable)

Address of Shareholder: ________________________________ ________________________________ Facsimile No.:____________________